NOTE: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                       COLLABORATION AND LICENSE AGREEMENT

         This Collaboration and License Agreement ("AGREEMENT") is made as of March 7, 2002 (the "EFFECTIVE DATE") by and between the VirRx, Inc., a Delaware corporation, having a place of business at 1609 Adgers Wharf Drive, St. Louis, Missouri 63017 ("VIRRX") and Introgen Therapeutics, Inc., a Delaware corporation having a place of business at 301 Congress Avenue, Suite 1850, Austin, Texas 78701 ("INTROGEN"). Each of VirRx and Introgen are referred to in this Agreement as a "PARTY" and collectively as "PARTIES."

                                    RECITALS:

A. VirRx owns or controls certain technology related to [*] Vectors (as defined below), and desires to conduct further research relating to such [*] Vectors and other matters;

B. Introgen is willing, for the purposes of enabling such research, to make an equity investment in VirRx under the terms of the Stock Purchase Agreement between the Parties dated as of the Effective Date (the "STOCK PURCHASE AGREEMENT"); and

C. As a benefit of Introgen's funding of VirRx's research, Introgen desires to obtain an exclusive license from VirRx to the Licensed Subject Matter (as defined below), all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated:

         1.1 "[*] Vector" means any composition comprising both: (i) [*].

         1.2 "Affiliate" means any entity that controls, is controlled by or is under common control with Introgen. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

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         1.3 "BLA Approval" means approval from the United States Food and Drug
Administration (or its equivalent in a Major Market Country outside the United States) of a BLA filed by or on behalf of Introgen, to market a Licensed Product. For such purposes a "BLA" means a Biological License Application, as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or an equivalent foreign application for marketing approval in Major Market Country outside the United States.

         1.4 "Collaboration Technologies" means any data, invention, material or other subject matter conceived or first reduced to practice by VirRx personnel (including persons or entities working on VirRx's behalf) arising out of or in connection with the Research Program during the Research Term or the one-year period immediately thereafter, or derived by VirRx personnel (including persons or entities working on VirRx's behalf) from Introgen Confidential Information.

         1.5 "Contract Year" means a year of 365 days (or 366 days in a leap year) beginning on the Effective Date and ending one (1) year thereafter and so on year-by-year.

         1.6 "Control" means, with respect to particular subject matter, a Party's possession of the ability to grant a license or sublicense in such subject matter under this Agreement without violating the terms of any agreement or other arrangement, if any, under which the Party first acquired rights in such subject matter from a third party.

         1.7 "Distinct [*] Vectors" means [*] Vectors differing in one or more distinct substantive functions that result in materially different therapeutic effects as to safety and/or efficacy and/or to materially different types of cancer that can be treated.

         1.8 "Existing Third-Party Agreements" means that certain License and Exclusive License Option Agreement between VirRx and [*] University dated March 1, 2002, and that Materials Transfer Agreement between VirRx and [*] University dated January 17, 2002.

         1.9 "Funded Expenses" means, with respect to the Research Program or Other Funded Research, respectively: (i) direct salary expense for VirRx employees conducting such Research Program or Other Funded Research, plus direct employee benefit costs of such personnel (not including any amount associated with equity incentive plans), on a percentage-of-time basis, (ii) amounts paid to third parties for their performance of the Research Program or Other Funded Activities, (iii) administrative expenses, and (iv) other direct costs incurred by VirRx in performing the Research Program or Other Funded Research. For purposes of clause (iii), "administrative expenses" shall mean the reasonable and customary costs of supporting and maintaining the Research Program and the Other Funded Research, respectively (e.g. legal, payroll and accounting expenses), and for purposes of clause (iv), "other direct costs" shall mean the costs of facilities, equipment and materials used by VirRx directly in the Research Program or Other Funded Activities, respectively, provided that: (x) such administrative expenses and other direct costs are allocated to the Research Program and Other Funded Research on a reasonable basis, in the same manner and on a consistent basis for all such activities and other activities of VirRx outside the Research Program and the Other Funded Research, and (y) in no event shall the sum of such administrative expenses and such other direct costs for the Research Program or the Other Funded Research, respectively, exceed
[*] of the respective costs described in (i) for the

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                                       -2-
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Research Program or such Other Funded Research. In addition, in no event shall such administrative expenses and other direct costs include costs of capital, or the costs of capacity not required or not utilized for the conduct of the Research Program.

         1.10 "IND" means an Investigational New Drug Application for a product, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated at 21 C.F.R. Section 312 et seq., and any other regulatory filing in any country other than the United States made for the purpose of proceeding with clinical testing.

         1.11 "JRC" has the meaning set forth in Section 2.2.

         1.12 "Licensed Product" means (i) a product, composition or material the manufacture, sale or use of which would, but for the license granted herein, directly infringe a Valid Claim in the country for which such product, composition or material is sold, or (ii) solely for the purposes of Introgen's royalty obligations under Section 5.4, a commercial product within the Licensed Subject Matter comprising an [*] Vector, as provided by VirRx to Introgen under this Agreement.

         1.13 "Licensed Subject Matter" means the Collaboration Technologies, the Patent Rights, and, to the extent owned or Controlled by VirRx, any inventions, discoveries and other subject matter covered by or relating to the Patent Rights including, without limitation, the Related Materials.

         1.14 "Major Market Country" means any one of the United States, United Kingdom, France, Germany, Italy, Spain or Japan.

         1.15 "Net Sales" means sales to third parties of Licensed Products by Introgen, its Affiliates, or Sublicensees, for which royalties are due under
ARTICLE V below. Net Sales shall be equal to net sales as determined in accordance with generally accepted accounting principles minus, to the extent not already considered in determining net sales in accordance with generally accepted accounting principles: (i) trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; (iii) shipping costs, including packaging, handling fees and freight; (iv) sales taxes, value-added taxes, duties and other governmental charges; and (v) provisions for uncollectible accounts. For the removal of doubt, Net Sales shall not include sales among Introgen, its Affiliates or Sublicensees, provided that if Introgen sells a Licensed Product to an Affiliate for resale, Net Sales shall include net sales by such Affiliate to third parties on the resale of such Licensed Product, with such net sales determined in the same manner as set forth above for determining Net Sales by Introgen. In the event that Introgen grants a sublicense hereunder, and receives payments based upon the Sublicensee's sales of Licensed Products, Introgen may upon notice to and approval of VirRx, such approval not to be unreasonably withheld, modify this definition of "Net Sales" for purposes of calculating royalties payable to VirRx on such Sublicensee's sales to be the same as the definition of sales on which the Sublicensee's royalty to Introgen is based.

         1.16 "Other Funded Research" means any activities for which Periodic Introgen Funding is used, in accordance with Section 5.2.3(b) below.

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         1.17 "Patent Rights" means any and all rights in and to:

                  (a) the patent applications listed in Exhibit 1.17 hereto, any patents issuing on such patent applications, any foreign counterparts of such patent applications and patents, and any patent or application anywhere in the world that claims or otherwise covers subject matter claimed or disclosed in any of the patent applications in Exhibit 1.17 or the foreign counterparts thereof (collectively, "Existing Patents");

                  (b) any patent or patent application that claims or otherwise covers an invention relating to any Collaboration Technology or any invention owned or Controlled by VirRx relating to any [*] Vector, or the manufacture or use thereof; and

                  (c) all divisions, continuations, continuations-in-part, patents of addition, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to a patent or patent application described in Paragraph (a) or (b) above.

         1.18 "Periodic Introgen Funding" means any funds paid to VirRx under Sections 1.2(a) and (b) of the Stock Purchase Agreement (and as described in
Section 5.1.1 below).

         1.19 "Related Material" means any information, biological materials and other items that relate to or are useful in connection with subject matter covered by or within the Patent Rights or the Collaboration Technologies owned or Controlled by VirRx.

         1.20 "Research Plan and Budget" means the written workplan and budget for the Research Program to be conducted under this Agreement, as established in accordance with Section 2.3 hereof.

         1.21 "Research Program" means the research, discovery, characterization, optimization and pre-clinical development of [*] Vectors, and/or such other matters as the JRC may approve, conducted by VirRx during the Research Term.

         1.22 "Research Term" means the period commencing on the Effective Date and ending on the first to occur of (i) termination of this Agreement or the Research Program in accordance with ARTICLE XII below; or (ii) four (4) years after the Effective Date, or if it is extended under Section 2.1(b) below, the end of such extended period.

         1.23 "Sublicensee" means any non-Affiliate third Party to whom Introgen has granted the right to manufacture and sell Licensed Products, with respect to Licensed Products manufactured by such third Party.

         1.24 "Valid Claim" means a claim of an issued and unexpired patent or a claim of a pending patent application within the Patent Rights which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section, if a


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                                      -4-
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claim of a pending patent application within the Patent Rights has not issued as a claim of an issued patent within the Patent Rights, within five (5) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until a patent (otherwise meeting the definition of Valid Claim) issues on such application; from and after such issuance such claim shall be deemed a Valid Claim with respect to Net Sales made after such issuance.

                                   ARTICLE II

                                RESEARCH PROGRAM

         2.1 Generally.

                  (a) VirRx shall use its reasonable best efforts to conduct, and shall furnish the facilities and personnel necessary to carry out, the Research Program in accordance in all respects with the Research Plan and Budget.

                  (b) The Research Program shall be performed during the Research Term, which may be extended by written agreement between Introgen and VirRx. Unless so extended by a written agreement signed by VirRx and Introgen, the Research Program shall end at the end of the Research Term.

         2.2 The JRC. Promptly after the Effective Date, the Parties shall establish a Joint Research Committee ("JRC"). The JRC shall have responsibility to (i) oversee, review and coordinate the Research Program, (ii) expedite the progress of work being done under the Research Plan and Budget, and (iii) make such other decisions as are expressly allocated to the JRC under this Agreement.

                  (a) Membership. The JRC shall be comprised of an equal number of representatives from each of Introgen and VirRx. The exact number of such representatives shall be two (2) for each of Introgen and VirRx, or such other number as the Parties may agree. Either Party may replace its respective JRC representatives at any time, with prior written notice to the other Party.

                  (b) Meetings. The JRC shall meet monthly, or as more or less often as otherwise agreed by the Parties, at such locations as the Parties agree. It is understood that such meetings shall be held at least quarterly in person, otherwise by telephone.

                  (c) Decision Making. Decisions of the JRC shall be made by majority vote of all JRC members present in person or by other means (e.g., teleconference) at any meeting; provided that, if there is not an equal number of representatives of each Party present at such meeting, then only an equal number of representatives of each Party shall be entitled to vote at such meeting. In the event that the votes required to approve a decision cannot be reached, then either Party may, by written notice to the other, have such issue referred to the President of Introgen and the President VirRx, for attempted resolution by good-faith negotiations within thirty (30) days after such notice is received. Minutes of the JRC meetings shall be taken, and shall, at a minimum, record all decisions made. Such minutes shall be subject to approval in writing by both Parties.

                  (d) Coordination. The Parties acknowledge that Introgen may also conduct activities complementary or related to the research to be performed by VirRx under the Research Program. To ensure that such activities remain coordinated, VirRx and the JRC shall meet or consult periodically to establish and revise priorities for work to be performed under the Research Program, including the research experiments and other steps to be taken by VirRx in pursuit of those priorities, all under the provisions of Section 2.1 above.

         2.3 Research Plan and Budget.

                  (a) Priorities. The Research Plan and Budget shall be based on priorities established by the JRC, taking into account VirRx's and Introgen's views as to the feasibility of the scope and timing of such research activities and objectives.

                  (b) Establishment of Research Plan and Budget. The general plan for the Research Plan and Budget is attached hereto as Exhibit 2.3. As soon as practicable after the Effective Date, the JRC shall establish and approve a detailed Research Plan and Budget for the initial Contract Year. By [*] of each year during the Research Term, the JRC shall establish and approve the detailed Research Plan and Budget for the next succeeding Contract Year, including a general plan and budget for the remaining period of the Research Term. The JRC shall review the Research Plan and Budget on an ongoing basis and may make changes thereto as the JRC approves in writing.

         2.4 Records. VirRx shall keep accurate financial and scientific records of its activities under the Research Program and Other Funded Research and will make such records available to Introgen or Introgen's authorized representative, during normal business hours, and upon reasonable notice. It is understood that such records shall include detailed records, including witnessed laboratory notebooks, sufficient to document inventions made and all Funded Expenses. Upon request by Introgen and at Introgen's expense, VirRx shall promptly provide copies of such materials to Introgen, and Introgen hereby acknowledges that such copies shall be considered Confidential Information (to the extent provided in Section 9.1 hereof).

         2.5 Information and Reports. VirRx shall disclose to Introgen all Licensed Subject Matter promptly after the Effective Date. Thereafter, VirRx shall promptly disclose to Introgen any additional Licensed Subject Matter developed or acquired after the Effective Date, with significant discoveries or advances being communicated immediately after such Licensed Subject Matter is obtained or its significance is appreciated, including in each case biological or other tangible materials within the Licensed Subject Matter. During the Research Term, VirRx will provide to Introgen, at least once per quarter, a written summary of its activities under the Research Program, and the results of those activities.


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         2.6 Publication and Academic Rights.

                  (a) Publication. Subject to the rights granted to Introgen pursuant to this Agreement, and the restriction of Paragraph (b) below, VirRx may publish or otherwise disclose significant scientific results established by VirRx during the course of the Research Program.

                  (b) Review. VirRx shall submit to the JRC, at least [*] prior to submission for publication or other disclosure, materials relating to the Licensed Subject Matter. The JRC shall promptly review the proposed publication or disclosure and discuss any concerns regarding dissemination of significant proprietary information. In any case, the proposed publication or disclosure shall be withheld until the same has been approved by the JRC.

                                  ARTICLE III

                       PATENT RIGHTS AND TECHNOLOGY RIGHTS

         3.1 Ownership.

                  (a) Subject to Sections 3.1(b) and (c), VirRx shall own all right, title and interest in and to any inventions conceived or reduced to practice: (i) solely by employees or consultants of VirRx in which said employees and consultants are not affiliated with or employed by [*] University with an obligation to assign such rights to [*] University, or (ii) by employees or consultants of VirRx who do not utilize any [*] University owned and operated laboratory facilities or receive any research funding which is administered through [*] University except for research funding provided by VirRx, or (iii) by third parties retained by VirRx but not [*] University, or, by such employees and consultants working together, during the term of this Agreement. Subject to Sections 3.1(b) and (c), inventions within the scope of the Licensed Subject Matter that are conceived or reduced to practice (x) solely by employees or consultants of VirRx in which said employees and consultants are affiliated with or employed by [*] University with an obligation to assign such rights to [*] University, or (y) by employees or consultants of VirRx who utilize any [*] University owned and operated laboratory facilities or result from research funding which is administered through [*] University for research funding provided to VirRx, or (z) by third parties retained by [*] University, shall be owned exclusively by [*] University; provided, however, such inventions shall in each case be Controlled by VirRx pursuant to Existing Third Party Agreements, included within the Licensed Subject Matter under this Agreement, and licensed or sublicensed to Introgen under this Agreement without violating the terms of any Existing Third Party Agreement or any other agreement or arrangement with a third party.

                  (b) Introgen shall own all right, title and interest in and to any inventions made by Introgen during the term of this Agreement, to the extent that Introgen's personnel (including third parties working on behalf of Introgen) would be an inventor thereof under U.S. patent law.

                  (c) Patent rights to inventions that are made jointly by employees of VirRx and Introgen shall be owned [*]. For purposes of this Section 3.1, whether an invention is made


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                                      -7-
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"jointly" shall be determined under principles of inventorship in accordance with U.S. patent law, [*].

         3.2 Patents. The filing for, prosecution of applications and maintenance of patents on inventions covered by or within such Collaboration Technologies shall be handled in accordance with ARTICLE VIII of this Agreement.

         3.3 Assignments. VirRx shall obtain written agreements from all employees involved in the Research Program who are working for, or at the request, of VirRx which require that all Collaboration Technologies conceived or reduced to practice by such VirRx personnel as a result of or in connection with the Research Program shall be promptly reported and assigned to VirRx. Provided, however, such requirement to assign shall not apply to Collaboration Technologies made by employees and consultants that (i) are affiliated with or employed by [*] University with an obligation to assign such rights to [*] University, (ii) utilize any [*] University owned and operated laboratory facilities or result from research funding which is administered through [*] University except for research funding provided by VirRx.

                                   ARTICLE IV

                                    LICENSES

         4.1 Licensed Subject Matter. VirRx hereby grants to Introgen a worldwide, exclusive license to make, use, sell, offer to sell, import, export and otherwise exploit the Licensed Subject Matter; it being understood that:

                  (a) Introgen may have any of the license rights performed on its behalf by a third Party;

                  (b) Such Licensed Subject matter does not include "Other Technology" (as defined below); and

                  (c) Introgen may grant and authorize sublicenses within the scope of the foregoing license, provided that:

                           (i) if this Agreement is terminated for any reason,
any such sublicense shall survive, provided that upon request by VirRx, the third-party sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement; and

                           (ii) Introgen shall provide a copy to VirRx of any
sublicense granted pursuant to this Section 4.1 within five (5) business days of execution thereof; provided that the terms of an Existing Third-Party Agreement require VirRx's further disclosure of such sublicense to


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                                      -8-
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[*] University or [*] University. VirRx shall maintain any such sublicense as
Confidential Information pursuant to ARTICLE IX.

         4.2 Warranties.

                   (a) Licensed Subject Matter. VirRx represents and warrants to Introgen that: (i) with respect to Licensed Subject Matter existing as of the Effective Date, VirRx is and shall continue to be during the Term of this Agreement, the exclusive owner of the entire right, title, and interest in and to all such Licensed Subject Matter, except as set forth in Sections 4.3 and 13.3; (ii) upon the invention of all other Licensed Subject Matter not described in clause (i) (or upon VirRx's first acquiring rights in such Licensed Subject Matter, if such Licensed Subject Matter is not invented by VirRx, its employees, or others working on VirRx's behalf), VirRx shall be, and shall continue to be throughout the term of this Agreement, the exclusive owner of the entire right, title and interest in all such Licensed Subject Matter, except as set forth in Sections 4.3, 13.3 and/or the written agreement, if any, under which VirRx first acquires rights in such Licensed Subject Matter from a third party; (iii) VirRx has the full right to enter into this Agreement and perform its obligations hereunder; (iv) VirRx has not previously granted and will not grant any rights in the Licensed Subject Matter that are inconsistent with the rights and licenses granted to Introgen herein; (v) to VirRx's knowledge, there are no claims of any third parties that would call into question the rights of VirRx to grant to Introgen the rights and licenses contemplated hereunder; and (vi) except for the Patent Rights, and the Related Materials, as of the Effective Date, VirRx does not own or Control rights to any patent, patent application, invention or other subject matter pertaining to [*] Vectors or claims of which would dominate any practice of the Licensed Subject Matter; (vii) VirRx is not aware of any prior art that is not cited in the Patent Rights existing as of the Effective Date that could render unpatentable any invention within a pending patent application, or render invalid or unenforceable any issued patent, within such Patent Rights, and (viii) VirRx has disclosed to Introgen all information of which VirRx is aware relating to VirRx or the Licensed Subject Matter that, in the reasonable opinion of VirRx as of the Effective Date, would materially impact Introgen's decision to enter into this Agreement and the transactions contemplated hereby.

         4.3 Third-Party Rights. The Parties understand and acknowledge that with respect to particular [*] Vectors, VirRx's rights in and to all or part of the Licensed Subject Matter may derive from the Existing Third-Party Agreement (the "In-Licensed Rights"). VirRx represents and warrants to Introgen that (a) VirRx has the right, under the Existing Third-Party Agreement, to fully include the In-Licensed Rights within the Licensed Subject Matter under this Agreement, and to grant to Introgen under this Agreement the same rights with respect to the In-Licensed Rights as are granted to Introgen with respect to Licensed Subject Matter owned by VirRx, including the right for Introgen to grant and authorize sublicenses; and (b) to the extent it obtains or has obtained such rights under the Existing Third-Party Agreement, such Existing Third-Party Agreement shall not terminate, expire, or in any way be limited at any time in any manner that would affect Introgen's rights under this Agreement as a direct result of any act or failure to act by VirRx, or as a direct result of the breach of any covenant, representation or warranty made by VirRx under the Existing Third Party Agreement. If, despite the representations and warranties set forth in this Section 4.3, an Existing Third-Party Agreement terminates, expires or is otherwise limited in a manner that affects Introgen's rights under this Agreement, Introgen may at its option and without limiting any other rights and remedies available to it, become a direct licensee under the Existing Third-Party


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Agreement with respect to the rights VirRx obtained under that Agreement;
provided that (i) Introgen is in full compliance with the terms hereof, (ii) all payments owed under such Existing Third-Party Agreement resulting from the activity hereunder are paid in full; and (iii) Introgen agrees to assume all duties of VirRx under such Existing Third-Party Agreement. In addition, except as set forth in the preceding sentence, it is understood that VirRx is solely responsible for payments that are or may become due under the Existing Third-Party Agreement.

         4.4 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE IV, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND VIRRX SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE (WHETHER OR NOT VIRRX KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE PATENT RIGHTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                   ARTICLE V

                              PAYMENTS AND REPORTS

         5.1 Equity Investment. In consideration for VirRx's performance of its obligations under this Agreement, Introgen and VirRx shall enter into the Stock Purchase Agreement under which Introgen will purchase up to [*] of VirRx Preferred Stock, as described below (but in all cases, subject to the terms and conditions of the Stock Purchase Agreement).

                  5.1.1 Periodic Funding. Under Sections 1.2(a) and (b) of the Stock Purchase Agreement, Introgen will make periodic investments in VirRx of up to an aggregate of Two Million Four Hundred and Seventy Five Thousand Dollars (US $2,475,000) during the Research Term.

                  5.1.2 Milestone-Based Funding. In addition, under Sections 1.2(c), (d) and (e) of the Stock Purchase Agreement, Introgen will make the following investments in VirRx upon achievement of the corresponding milestones:

                           (i) [*] upon [*] upon completion of the first Phase I
clinical study of the [*], it being understood that the foregoing investment shall be made only [*] and that the total investment under this clause (i) shall not exceed [*];

                           (ii) [*] upon [*] upon completion of the first Phase
II clinical study for [*] it being understood that: (1) the foregoing investments described in this clause (ii) shall be made only [*]


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with respect to each such Distinct [*] Vector); (2) the total investment under this clause (ii) shall not exceed [*]; (3) Introgen shall receive a credit equal to fifty percent (50%) of the investment made under this clause (ii) in the form of immediately available funds toward the amount, if any, that may thereafter be due and payable under Section 5.3 below; and (4) Introgen shall have [*] with respect to any Distinct [*] Vector if Introgen previously made an investment [*] (for purposes of this clause (ii) [*], and

                           (iii) [*] upon [*] upon completion of the first
Phase III clinical study of [*] it being understood that: (1) the foregoing investments described in this clause (iii) shall be made only [*] with respect to each such Distinct [*] Vector); (2) the total investment under this clause
(iii) shall not exceed [*]; (3) Introgen shall receive a credit equal to twenty-five percent (25%) of the amounts invested under this clause (iii) in the form of immediately available funds toward the amount, if any, that may thereafter be due and payable under Section 5.3 below; and (4) Introgen shall have [*] with respect to any Distinct [*] Vector if Introgen previously made an investment [*] (for purposes of this clause (iii), [*].

                  5.1.3 Stock Purchase Agreement Controls. Notwithstanding Sections 5.1.1 and 5.1.2, it is understood that Introgen's obligations to make any investment in VirRx shall be solely in accordance with the terms and conditions of the Stock Purchase Agreement. In the event of any conflict or inconsistency between the Stock Purchase Agreement and Section 5.1.1 or 5.1.2 above, the terms and conditions of the Stock Purchase Agreement shall control.

         5.2 Use of Proceeds for Research Program. VirRx shall use the Periodic Introgen Funding solely for the In-License Expenses and the Funded Expenses that VirRx incurs in performing the Research Program and/or Other Funded Research, as further described in Sections 5.2.1, 5.2.2 and 5.2.3 below.

                  5.2.1 In-License Expenses. VirRx may use up to [*] of the Periodic Introgen Funding to pay In-License Expenses for any Contract Year during the Research Term. As used in this Agreement, "In-License Expenses" means license fees payable by VirRx to [*] University and [*] University under the terms of an Existing Third-Party Agreement in consideration of all or a portion of the In-Licensed Rights.

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                  5.2.2 Research Program. After the payment of the In-License
Expenses authorized under Section 5.2.1, at least [*] of the Periodic Introgen Funding (on a rolling, six-month basis) shall be used solely for Funded Expenses that VirRx incurs in performing the Research Program in accordance with the Research Plan and Budget approved by the JRC.

                  5.2.3 Other Funded Research. After the payment of the In-License Expenses authorized under Section 5.2.1, VirRx may use up to [*] of the Periodic Introgen Funding to pay up to an additional [*] in In-License Expenses (beyond that authorized under Section 5.2.1) and for Funded Expenses of Other Funded Research in accordance with this Section 5.2.3.

                           (a) From time to time, VirRx may propose to the JRC a
plan for research activities to be supported with Periodic Introgen Funding outside the Research Program, together with information to enable the JRC to understand the background, rationale and prospects for such activities. Promptly following receipt of such a proposal, the JRC will discuss whether the proposed activities should be included under the Research Program. To the extent that VirRx and Introgen mutually agree to do so, the Research Plan and Budget may be modified to include such activities within the Research Program (i.e. in addition to or in lieu of other activities, then within the Research Program).

                           (b) In the event VirRx and Introgen do not agree to
include the proposed activities within the Research Program in accordance with paragraph (a) above, then subject to paragraph (c) below, VirRx shall have the right to pursue such activities outside the Research Program ("Other Funded Research") and to utilize a portion of the Periodic Introgen Funding for such Other Funded Research. VirRx agrees that the only costs outside the Research Plan and Budget that can be funded with Periodic Introgen Funding are the Funded Expenses of Other Funded Research described in this Section 5.2.3(b). VirRx also agrees that the Other Funded Research will only include bona fide scientific research initiatives directed toward the discovery or development of pharmaceutical products or technologies useful for pharmaceutical research.

                           (c) In consideration for its support of Other Funded
Research, VirRx agrees to provide Introgen a right of first offer with respect to the grant of any rights by VirRx or its Affiliates with respect to any product or technology arising out of such Other Funded Research ("OTHER TECHNOLOGY"). VirRx shall notify Introgen in writing of any such proposed grant of rights to Other Technology, and upon request by Introgen (the "NEGOTIATION REQUEST") within thirty (30) days after Introgen's receipt of such notice from VirRx, the parties shall negotiate toward the grant to Introgen of rights to such Other Technology on reasonable terms and conditions. Such negotiations shall continue for a period of [*] after the Negotiation Request (such period being referred to as the "NEGOTIATION PERIOD"). If the Parties do not agree on the terms of such a grant to Introgen by the end of the Negotiation Period, such rights may be granted to a third party. It is understood that if Introgen does not provide a Negotiation Request within the above-described 30-day period, VirRx will be free to grant to a third party rights to that Other Technology on such terms as VirRx considers appropriate.

         5.3 Milestone Payment. In further consideration of the rights and licenses granted by VirRx to Introgen under this Agreement, and in addition to the amounts described in Section 5.1


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above, Introgen shall pay to VirRx an amount equal to Five Million Dollars
($5,000,000) within thirty (30) days following the first achievement by Introgen, its Affiliates or Sublicensees, as the case may be, of the first BLA Approval of the first Licensed Product. It is understood that such payment shall be made only one time, in no event shall more than one payment be due under this
Section 5.3, and that Introgen shall receive credit toward the payment of such amount as provided in Section 5.1.2 above.

         5.4 Royalties.

                  (a) Base Royalty. In consideration of the rights and licenses granted by VirRx to Introgen under this Agreement, subject to the terms and conditions of this Section 5.4, Introgen agrees to pay to VirRx the following royalties based on Net Sales by Introgen, its Affiliates or Sublicensees of Licensed Products:

                           (i) [*] of such Net Sales with respect to Licensed
Products that consist of an [*] Vector developed by VirRx that are not materially modified by Introgen (or by a third party under the authority of Introgen); or

                           (ii) [*] of such Net Sales with respect to Licensed
Products other than those described in (i) above. It is understood that Licensed Products for which the royalty will be as set forth in this Section 5.4(a)(ii) will include those comprising an [*] Vector materially modified by Introgen (or by a third Party under authority of Introgen), which modifications may include, but shall not be limited to, bona fide modification of the coding region or delivery of the [*] Vector, or incorporation into the [*] Vector of other subject matter. It is understood that a modification to an [*] Vector made solely for the purpose of reducing the royalties payable to VirRx shall not be deemed a "material modification" for the purposes of this Section 5.4(a)(ii).

The base royalties calculated under this Section 5.4(a) shall be reduced by [*] with respect to Net Sales of Licensed Products if the sale or use of such Licensed Products would not, but for the license granted herein, directly infringe a Valid Claim in the country for which such Licensed Products are sold.

                  (b) Royalty Term. The obligation of Introgen to pay royalties under this Section 5.4 shall continue for each Licensed Product on a country-by-country basis, until such time as neither the manufacture, sale nor use of such Licensed Product would infringe a Valid Claim in such country.

                  (c) Multiple Royalties. If Introgen, its Affiliate or Sublicensee is required to pay to non-Affiliate third parties amounts with respect to a Licensed Product under agreements for patent rights or other technologies that Introgen, its Affiliate or Sublicensee in-licenses or acquires with respect to such Licensed Product, Introgen may deduct [*] of the amount owing such non-Affiliate third parties (prior to any reductions) from the royalty owing to VirRx for the sale of such Licensed Product pursuant to Section 5.4(a) above. Notwithstanding the foregoing provisions of this Section 5.4(c),
(i) Introgen may deduct [*] of amounts owing to third parties with respect to a patent or patent application if Introgen concludes that the manufacture, sale, offer

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                                      -13-
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 for sale, use, import, export or other exploitation of the Licensed Product could infringe such patent or patent application in any country, but (ii) in no event shall the royalties due to VirRx pursuant to Section 5.4(a) above be reduced under this Section 5.4(c) to less than [*] of the amount that would otherwise be due to VirRx hereunder.

                  (d) Credit for Milestone Payment. If Introgen is required to make a milestone payment to VirRx under Section 5.3 of this Agreement, Introgen may deduct [*] of the amount of that payment from any royalties then owing, or that may later become owing, to VirRx pursuant to Section 5.4(a) above for sales of Licensed Product; provided that such credit shall not reduce by more than [*] the amount of any such royalty payment. To the extent any milestone payment under Section 5.3 of this Agreement is paid to VirRx in Introgen common stock, for the purpose of calculating the credit amount available to Introgen under this Section 5.4(d), the amount of such milestone payment paid in Introgen common stock shall be determined by multiplying the number of shares of Introgen common stock transferred to VirRx by the lesser of (i) the price per share at the time of the milestone payment or (ii) the then current price per share at the time the credit is taken; provided that if VirRx previously sold (or otherwise transferred) all or a portion of such Introgen common stock shares, the amount of the milestone payment attributable to those shares shall in no event be less than the amount determined by multiplying the number of the shares by the per-share price at which VirRx sold them.

              (e) Credit for Distinct [*] Vectors Dropped from the Program. If Introgen ceases at any time diligent research, development or marketing of any Distinct [*] Vectors for which Introgen has made a milestone-based investment in VirRx as described in Section 5.1(iii), then, with respect to each such Distinct [*] Vectors, Introgen may deduct [*] of the amount of that milestone-based investment from any royalties then owing, or that may later become owing, to VirRx pursuant to Section 5.4(a) above for sales of Licensed Product; provided that such credit shall not reduce by more than [*] the amount of any such royalty payment. To the extent any milestone payment under Section 5.1(iii) of this Agreement is paid to VirRx in Introgen common stock, for the purpose of calculating the credit amount available to Introgen under this Section 5.4(e), the amount of such milestone payment paid in Introgen common stock shall be determined by multiplying the number of shares of Introgen common stock transferred to VirRx by the lesser of (i) the price per share at the time of the milestone payment or (ii) the then current price per share at the time the credit is taken; provided that if VirRx previously sold (or otherwise transferred) all or a portion of such Introgen common stock shares, the amount of the milestone payment attributable to those shares shall in no event be less than the amount determined by multiplying the number of the shares by the per-share price at which VirRx sold them.

                  (f) Single Royalty; Non-Royalty Sales. In the event that more than one Valid Claim within the Patent Rights is applicable to any Licensed Product subject to royalties under this Section 5.4, then only one royalty shall be paid to VirRx with respect to such Licensed Product. It is understood that royalties shall only be payable under this Section 5.4 with respect to Licensed Products whose manufacture, sale or use would infringe a Valid Claim in the country for which such Licensed Product is sold. In no event shall more than one royalty be due hereunder with respect to any Licensed Product unit; nor shall a royalty be payable under Section 5.4(a) with respect to sales of Licensed Products for use in research and/or development, in clinical trials or as samples. Notwithstanding Section 5.4(a) above, no royalty shall be due hereunder with respect to transfers of

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Licensed Products for use in clinical trials, development or other transactions that are not a full commercial sale.

                  (g) Combination Products. In the event that a Licensed Product is sold in combination for a single price with another product, component or service, or if a Licensed Product incorporates an active ingredient, for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Section
5.4 shall be as reasonably allocated by Introgen between such Licensed Product and such other product, component and/or service.

                  (h) Competition. If, despite the exclusive license granted to Introgen under the Patent Rights hereunder, there is substantial competition from sales of competing products in a particular country during a calendar quarter, the royalties otherwise payable under this Section 5.4 with respect to sales of Licensed Products in such quarter in such country shall be reduced by [*]. For such purposes, "substantial competition" means that sales by dollars or units of a competing product by a third party that is not an Affiliate exceed [*] of the corresponding sales of Licensed Products; and "competing product" means a product or service that comprises an [*] Vector and is directed against the same indications as a Licensed Product.

                  (i) Royalty Reports and Payments. After the first commercial sale by Introgen, its Affiliates or Sublicensees of a Licensed Product for which royalties are payable under this Section 5.4, Introgen shall make quarterly written reports to VirRx within forty-five (45) days after the end of each calendar quarter, stating in each such report the number, description, and aggregate Net Sales of such Licensed Product sold during the calendar quarter. Simultaneously with the delivery of each such report, Introgen shall pay to VirRx the total royalties, if any, due to VirRx for the period of such report. If no royalties are due, Introgen shall so report. VirRx shall not provide to third parties any information contained in reports provided to VirRx pursuant to this Section 5.4(i), except as required by any VirRx licensor or as otherwise permitted hereunder. For the purposes of this Section 5.4(i), commercial sales by Introgen's Affiliates and Sublicensees shall be considered made during the calendar quarter in which the Affiliate or Sublicensee reports the sale to Introgen.

                  (j) Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties under this Section 5.4, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

                  (k) Records; Inspection. Introgen shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Section 5.4. Such books and records shall be kept reasonably accessible for at least [*] following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such [*] period by a representative or agent of VirRx for the purpose of verifying the royalty statements. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Introgen and VirRx. The VirRx's representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such

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                                      -15-
inspection. VirRx shall bear the costs and expenses of inspections conducted under this Section 5.4(k), unless a variation or error producing an underpayment in royalties payable exceeding [*] of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts that are discovered will be paid by Introgen, together with interest on such unpaid amounts at the rate specified in Section 5.7 below.

                  (l) Conversion. Effective upon written notice to VirRx, Introgen may convert the license granted to Introgen under Section 4.1 to be non-exclusive. In such event, or in the event such license becomes non-exclusive under ARTICLE VI below, the royalties payable to VirRx under this Section 5.4 following such notice after any adjustment shall be [*].

         5.5 License Fee. In further consideration of the rights and licenses granted by VirRx to Introgen under this Agreement, Introgen agrees to pay to VirRx an annual license maintenance fee equal in amount to [*] plus any annual license fees due and payable by VirRx to [*] University, which shall be due and payable within thirty (30) days after each yearly anniversary following the end of the Research Term (i.e., so that the first such payment shall be due thirty
(30) days after the first anniversary of the end of the Research Term); provided, however, that:

                  (a) If Introgen converts the license granted to it under
Section 4.1 to a non-exclusive license, or such license otherwise becomes non-exclusive under ARTICLE VI below, the license maintenance fee payable to VirRx under this Section 5.5 following such notice and after any adjustment under Section 5.5(b), shall be reduced by [*]; and

                  (b) If, in any year after the end of the Research Term, Introgen is required to pay royalties to VirRx in an amount greater than [*] under Section 5.4 above for Net Sales of Licensed Products made during such year, by Introgen, its Affiliates or Sublicensees, Introgen may deduct the amount by which those royalty payments exceed [*] from the license maintenance fee payable by Introgen to VirRx under this Section 5.5 for such year.

         5.6 Patent Expenses. Introgen shall reimburse VirRx for reasonable documented out-of-pocket expenses of filing, prosecuting and maintaining the patents and patent applications within the Patent Rights prior to the Effective Date, up to a maximum of [*]. Such amount shall be reimbursed within thirty (30) days after the Effective Date. Expenses for prosecution of the Patent Rights after the Effective Date are covered by ARTICLE VIII below.

         5.7 Payment Method. Except to the extent the milestone-based investments contemplated by Section 5.1.2 of this Agreement may be made (under the terms of the Stock Purchase Agreement) in Introgen common stock, all amounts payable under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by VirRx. All payments hereunder shall be made in U.S. dollars. Any payments or portions thereof due under this ARTICLE V which are not paid on the date such payments are due under this Agreement shall bear interest equal to the prime rate as reported by Citibank, New York, New York, plus two percent (2%), on the date such payment is due, calculated on the number of days such payment is delinquent.

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                                      -16-
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                                   ARTICLE VI

                                  DUE DILIGENCE

         6.1 Introgen agrees to use its commercially reasonable efforts to develop one or more Licensed Product(s) in the United States as soon as practical, consistent with Introgen's normal business practices and judgments. In any event, however, Introgen shall be deemed to have satisfied its obligations under this Section 6.1 if Introgen has an ongoing research and/or development program with respect to such Licensed Products involving expenditures of at least [*] per year. Any efforts of Introgen's sublicensees shall be considered efforts of Introgen for the purpose of determining Introgen's compliance with its obligation under this Section 6.1.

         6.2 After the first year from the Effective Date, VirRx shall have the right, no more often than once per year upon sixty (60) days written notice to Introgen, to require Introgen to report to VirRx in writing on its efforts in complying with Section 6.1 above.

         6.3 If Introgen fails to fulfill its obligations under Section 6.1 and VirRx so notifies Introgen in writing, Introgen shall have [*] from the date of VirRx's notice to undertake the required efforts. If after the [*] period, Introgen is continuing not to make the required efforts, Introgen shall not be deemed to be in breach of this Agreement, but the exclusive license granted by VirRx to Introgen under Section 4.1 shall become non-exclusive and the license maintenance fee payable by Introgen shall increase to an amount equal to [*].

                                  ARTICLE VII

                           INFRINGEMENT BY THIRD PARTY

         7.1 Enforcement.

                  (a) By Introgen. As between the Parties to this Agreement, Introgen (itself or through others) shall have the initial right to control the enforcement of the Licensed Subject Matter or defend any declaratory judgment action with respect thereto (each for the purposes of this ARTICLE VII, an "ENFORCEMENT ACTION").

                  (b) By VirRx. In the event that Introgen does not initiate an Enforcement Action to enforce the Licensed Subject Matter against infringement or misappropriation by a third party in a country, within [*] days of a request by VirRx to initiate such Enforcement Action, VirRx may initiate an Enforcement Action against such infringement or misappropriation at its own expense. Notwithstanding the foregoing, Introgen shall have the exclusive right to sublicense any alleged infringer consistent with the requirements of Section 4.1 above and subject to the notice and approval obligations under the Existing Third-Party Agreement. In the event VirRx initiates an Enforcement Action against infringement or misappropriation by a third party and

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Introgen or an Affiliate enters into a sublicense or settlement agreement with such third party, any license fees, settlements, royalties and other payments to Introgen by such third party shall first go to VirRx to the extent VirRx has incurred any out of pocket costs and expenses related to such Enforcement Action.

         7.2 Cooperation. The non-controlling Party shall, at the controlling Party's reasonable request, fully cooperate with the Party controlling any Enforcement Action, including but not limited to, joining as a Party-plaintiff, using best efforts to cause its employees to testify at such an action and to make available relevant records, papers, information, samples, specimens and the like. The Party controlling the Enforcement Action shall keep the non-controlling Party reasonably informed of the progress of such action, and the non-controlling Party shall have the right to participate in such Enforcement Action with counsel of its own choice at its own expense.

         7.3 Division of Recoveries. All court-awarded judgments recovered in an Enforcement Action shall be first applied to reimburse the controlling Party and then the non-controlling Party's unreimbursed expenses, including without limitation, reasonable attorneys' fees and court costs. Any remainder shall be divided with [*] of the remainder being paid to the controlling Party, and [*] of the remainder being paid to the non-controlling Party.

         7.4 Defense. Introgen may notify VirRx if Introgen obtains knowledge, or reasonably believes, that Introgen, its Affiliate or Sublicensee, distributor or other customer has or may be sued by a third Party charging infringement of patent rights that dominate a claim of patents within the Patent Rights, or cover the development, manufacture, importation, use, distribution or sale of a Licensed Product. In such case, as between Introgen and VirRx, Introgen shall be entitled to control the defense in any such action(s), and Introgen may, in addition to its rights under Section 5.4(c), [*] of the amounts otherwise payable by Introgen to VirRx under Section 5.3 or 5.4 above, as a reserve to [*] of the legal defense costs, attorneys' fees and liability incurred in preparation, defense and/or settlement of such a claim pending the final resolution such a claim or action. Notwithstanding, Introgen shall withhold only that portion of such amounts as may reasonably be necessary to reimburse amounts in accordance with this Section 7.4. In addition, if Introgen is required to pay a royalty or other amount to a third Party to develop, make, import, use distribute or sell a Licensed Product as a result of a final judgment or settlement, Introgen may, consistent with Section 5.4(c), deduct [*] of such amounts from the royalties otherwise payable to VirRx under this Agreement; provided that such royalties shall not be reduced by more than [*].

                                  ARTICLE VIII

                         INVENTIONS/ PATENT PROSECUTION

         8.1 Prosecution by VirRx. Subject to Section 8.2 below, VirRx shall have the right, at its option, to control the filing for, prosecution and maintenance of the patents within the Patent Rights; provided however that VirRx shall first consult with Introgen as to the filing, prosecution and maintenance of such patents and patent applications, shall keep Introgen fully informed in relation


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                                      -18-
thereto, and shall furnish to Introgen copies of documents relevant to any such filing, prosecution and maintenance. For purposes of this ARTICLE VIII, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms; provided, however, that VirRx shall initiate an interference, opposition, re-examination, reissue or other similar procedure only as mutually agreed by VirRx and Introgen. Introgen shall reimburse VirRx for all reasonable out-of-pocket expenses incurred by VirRx after the Effective Date for the filing for, prosecution and maintenance of patents within the Patent Rights. Such payments shall be due thirty (30) days following receipt of invoice by Introgen for such expenses. If Introgen elects to no longer pay the expenses of a patent or patent application within the Patent Rights in any country (an "Excluded Country"), Introgen shall notify VirRx not less than thirty (30) days prior to such action; in such event Introgen shall no longer be obligated to reimburse such expenses incurred after the date of Introgen's notice, provided that the license granted to Introgen hereunder with respect to such patent or patent application shall terminate (with respect to Excluded Countries that are Major Market Countries) or become non-exclusive (with respect to Excluded Countries that are not Major Market Countries).

         8.2 Prosecution by Introgen. If VirRx elects not to file, prosecute or maintain any patent application or patent within the Patent Rights, or pay any fee related thereto, in any country other than an Excluded Country, VirRx shall promptly notify Introgen of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, or if Introgen elects to take over the filing, prosecution and/or maintenance of one or more patents or applications within the Patent Rights, then in any such case upon notice to VirRx Introgen shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents within the Patent Rights at its own expense. In the event that Introgen takes over the filing, prosecution and/or maintenance of a patent or application within the Patent Rights, Introgen shall keep VirRx reasonably informed on matters regarding such filing, prosecution and maintenance.

                                   ARTICLE IX

                                 CONFIDENTIALITY

         9.1 Confidential Information. The Parties may, from time to time, in connection with this Agreement, disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed in writing by Introgen or VirRx to the other, and marked by the disclosing Party with the legend "CONFIDENTIAL" or other similar legend sufficient to identify such information as confidential proprietary information of the disclosing Party. Neither Party shall use Confidential Information of the other Party except as expressly authorized in this Agreement, and each Party will use diligent efforts to prevent the disclosure of the other Party's Confidential Information to third parties. Notwithstanding the foregoing, the recipient Party's obligations under this ARTICLE IX shall not apply to Confidential Information that:

                  (a) is disclosed orally; provided, however, that the recipient Party's obligations under this ARTICLE IX shall apply to information disclosed orally if such information is reduced to writing and marked with the legend "CONFIDENTIAL" by the disclosing Party within thirty (30) days after disclosure thereof or if such information is disclosed orally during any meeting of the JRC or board of directors of VirRx;

                  (b) is in the recipient Party's possession at the time of disclosure thereof as demonstrated by documentary evidence;

                  (c) is or later becomes part of the public domain through no fault of the recipient Party;

                  (d) is received from a third Party having no obligations of confidentiality to the disclosing Party; or

                  (e) is developed independently by the recipient Party without access to the disclosing Party's Confidential Information;

         9.2 Compelled Disclosures. Notwithstanding the provisions of Section
9.1:

                  (a) The recipient Party may disclose the other Party's Confidential Information to the extent the recipient party is required to do so by law or regulation; provided, however, that the recipient Party: (i) asserts the confidential nature of the Confidential Information to the court or agency;
(ii) provides prompt written notice to the other Party to enable such other Party to seek a protective order or otherwise prevent disclosure of such Confidential Information; and (iii) reasonably cooperates with the other Party (at the other Party's expense) in protecting against the disclosure or in obtaining a protective order narrowing the scope of the compelled disclosure; and

                  (b) VirRx may disclose to [*] University or [*] University (as applicable) the terms of any sublicense provided to it by Introgen pursuant to
Section 4.1; provided, however, that: (i) such disclosure is limited to that which is required by the terms of an Existing Third-Party Agreement then in effect; and (ii) before the disclosure, [*] University or [*] University (as applicable) enters into a confidentiality agreement with Introgen that is at least as protective of Introgen's Confidential Information as the terms of this Agreement are.

         9.3 Licensed Subject Matter.

                  (a) Notwithstanding the provisions of Section 9.1, Introgen may use and disclose Confidential Information comprising the Licensed Subject
Matter: (a) to the extent necessary or useful in connection with the exercise of Introgen's rights (including commercialization and/or sublicensing of Licensed Subject Matter), or performance of Introgen's obligations or duties under this Agreement, or to investors, advisors and others on a need-to-know basis under reasonable conditions of confidentiality; and (b) as required by law.

                  (b) VirRx shall not disclose or provide the information comprising the Licensed Subject Matter to any third party except: (a) as required to file for, prosecute and maintain patents within the Licensed Subject Matter under Section 8.1; (b) as required by an Existing Third-Party Agreement;
(c) as required by the patent disclosure policy of [*] University; or (d) as required by law.


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                                      -20-
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         9.4 Survival. The obligations of the Parties pursuant to this ARTICLE
IX with respect to Confidential Information of the other Party shall continue in full force and effect for a period of five (5) years after expiration or termination of this Agreement.

                                   ARTICLE X

                                 INDEMNIFICATION

         10.1 Indemnification of VirRx. Introgen shall hold VirRx, its successors and assigns, the directors, officers, consultants and employees of any of the foregoing, and [*] University and its [*] (collectively, the "VIRRX INDEMNITEES") harmless against any loss, cost, liability and expense (including settlement costs, court costs, and the reasonable fees of attorneys and other professionals) arising out of or resulting from, any and all claims brought by third parties alleging personal injury or property damage in conjunction with, or arising out of the design, manufacture, distribution or use of Licensed Products and other products embodying the Licensed Subject Matter by Introgen, its Affiliates or Sublicensees.

         10.2 Indemnification of Introgen. VirRx shall hold Introgen, its Affiliates and Sublicensees, the successors and assigns of each, and the directors, officers and employees of any of the foregoing (collectively, the "INTROGEN INDEMNITEES") harmless against any loss, cost, liability and expense (including settlement costs, court costs, and the reasonable fees of attorneys and other professionals) arising out of or resulting from, any claimed breach of the representations and warranties made by VirRx under this Agreement.

         10.3 Procedure. Notwithstanding the foregoing, a party under this Agreement ("INDEMNIFYING PARTY") shall have no obligation to hold an Indemnitee of the other party harmless under this ARTICLE X unless the Indemnitee seeking indemnification hereunder (i) promptly notifies the Indemnifying Party of such claim (ii) gives the Indemnifying Party sole control of the defense or settlement of such claim, and (iii) provides the Indemnifying Party, at the Indemnifying Party's expense, with reasonable assistance and full information with respect to such claim. Notwithstanding the foregoing, the Indemnifying Party shall have no obligations for any claim if the Indemnitee seeking indemnification makes any admission, settlement or other communication regarding such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                                   ARTICLE XI

                                  USE OF NAMES

         11.1 Party Names. Except as required by law, neither Introgen nor VirRx shall issue any press release or other public statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other of Introgen or VirRx, respectively, without the approval of such other Party, which approval shall not be unreasonably withheld.


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                                      -21-
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                                  ARTICLE XII

                              TERM AND TERMINATION

         12.1 Term. Unless terminated earlier pursuant to this ARTICLE XII, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of: (a) the expiration, revocation or invalidation of the last patent within the Patent Rights; or (b) the abandonment of the last patent application within the Patent Rights. Introgen's license under Section 4.1 shall survive the expiration, (but not an earlier termination, except as provided in Section 12.4 below) of this Agreement.

         12.2 Termination for Breach. In the event of a material breach of this Agreement, the nonbreaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within [*] days after written notice is given by the nonbreaching Party to the breaching Party specifying the breach. However, if the Party alleged to be in breach of this Agreement disputes such breach within such [*] day period, the nonbreaching Party shall not have the right to terminate this Agreement unless it has been determined by a mutually agreed process of binding arbitration that this Agreement was materially breached, and the breaching Party fails to comply with its obligations hereunder within [*] days after such determination.

         12.3 Certain Terminations Upon Notice.

                  (a) Any provision herein notwithstanding, Introgen may terminate this Agreement in its entirety, at any time by giving VirRx written notice. Upon termination of this Agreement in its entirety under this Section 12.3(a), all rights and obligations of the Parties shall terminate, except as provided in Section 12.4 below.

                  (b) Any provision herein notwithstanding, Introgen may terminate its rights and obligations as to any particular patent or patent application within the Patent Rights, or as to any particular Licensed Product, at any time by giving VirRx at least [*] days prior written notice. From and after the effective date of such termination under this Section 12.3(b) with respect to a particular patent or patent application, such patent(s) and application(s) in the particular country shall cease to be within the Patent Rights for all purposes of this Agreement, and all rights and obligations of Introgen with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this Section 12.3(b) with respect to particular Licensed Product, the license granted to Introgen under Section 4.1 shall terminate with respect to such Licensed Product.

                  (c) Any provision herein notwithstanding, Introgen may terminate the Research Program, effective any time after the one-year anniversary of the Effective Date by giving VirRx at least ninety (90) days prior written notice. Upon



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                                      -22-
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                           termination of the Research Program under this
                           Section 12.3(c): (i) all rights and obligations of the Parties under Sections 2.1, 2.2 and 2.3 shall terminate, except those rights and obligations accrued prior to termination; and (ii) the exclusive license granted by VirRx to Introgen under Section
                           4.1 shall become non-exclusive, except that the license shall remain exclusive with respect to any Licensed Subject Matter that relates to any Distinct [*] Vectors (and the manufacture and use thereof) for which, at the time of the Research Program's termination, an IND has been filed.

         12.4 Survival.

                  (a) Termination of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination has already accrued to the other Party.

                  (b) In the event this Agreement is terminated for any reason, Introgen and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Licensed Products then on hand, all subject to the payment to VirRx of fees and royalties pursuant to ARTICLE V hereof. Upon termination of this Agreement for any reason, any sublicense to a third Party granted by Introgen hereunder shall survive, provided that upon request by VirRx, such third Party promptly agrees in writing to be bound by the applicable terms of this Agreement.

                  (c) Articles 3, 4, 7, 8, 9, 10, 11 and 13, and Section 5.2,
shall survive the expiration and any termination of this Agreement; provided that upon a termination by Introgen under Section 12.3(a) above, or under
Section 12.2 by reason of a breach by Introgen, the provisions of Articles 4, 7 and 8 shall terminate and not survive. Except as otherwise provided in this
Section 12.4, all rights and obligations of the Parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

                                  ARTICLE XIII

                                     GENERAL

         13.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Texas, without regard to conflicts-of-laws principles.

         13.2 Independent Contractors. The relationship of Introgen and VirRx established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Introgen and VirRx. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

         13.3 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other, except that either Party may assign its rights and obligations under this Agreement to a third Party that succeeds to all or substantially all of the business or assets of the assigning Party relating to this Agreement whether by sale, merger, operation of law or otherwise;


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                                      -23-
provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. In addition, Introgen may assign this Agreement to an entity that is an Affiliate of Introgen at the time of the assignment, provided, that VirRx consents to such assignment, such consent shall not be unreasonably withheld.

         13.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

         13.5 No Implied Obligations. Introgen's sole obligation to exploit the Licensed Subject Matter is as set forth in ARTICLE VI. Nothing in this Agreement shall be deemed to require Introgen to otherwise exploit the Licensed Subject Matter nor prevent Introgen from commercializing products similar to or competitive with a Licensed Product.

         13.6 Force Majeure. In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

         13.7 Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing:

         If to VirRx:              VirRx, Inc.
                                   1609 Adgers Wharf Drive
                                   St. Louis, Missouri 63017
                                   Attn:  William Wold

         With copy to:             Armstrong Teasdale, LLP
                                   One Metropolitan Square, Suite 2600
                                   St. Louis, Missouri, 63102
                                   Attn: Andrew T. Hoyne, Esq.


         If to Introgen:           Introgen Therapeutics, Inc.
                                   301 Congress Avenue, Suite 1850
                                   Austin, Texas 78701
                                   Attn:  President

         With a copy to:           Wilson Sonsini Goodrich & Rosati
                                   650 Page Mill Road
                                   Palo Alto, California 94304-1050
                                   Attn:  Kenneth A. Clark

         And with a copy of all financial reports to:

                                   Introgen Therapeutics, Inc.
                                   301 Congress Avenue, Suite 1850
                                   Austin, Texas 78701
                                   Attn:  Chief Financial Officer

         13.8 Compliance with Law. Each of the Parties shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

         13.9 Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties. The failure of a Party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

         13.10 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

         13.11 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

         13.12 Entire Agreement. The Parties hereto acknowledge that this Agreement and its Exhibits set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

         13.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

VIRRX, INC.                                     INTROGEN THERAPEUTICS, INC.
("VirRx")                                       ("Introgen")

By:  /s/ WILLIAM WOLD                           By: /s/ DAVID G. NANCE
   ----------------------------                    ----------------------------

Name:  William Wold                             Name: David G. Nance
     --------------------------                      --------------------------

Title: President                                Title: President & CEO
      -------------------------                       -------------------------



                                      -25-
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                                  EXHIBIT 1.17
                                  ------------
                                EXISTING PATENTS

[*]

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
                                  EXHIBIT 2.3
                                  -----------
                   GENERAL PLANS FOR RESEARCH PLAN AND BUDGET


     [*]


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